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                                                                   Exhibit 4(jj)




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                      COMMITTED MASTER REPURCHASE AGREEMENT


                                                    Dated as of January 23, 1995


Between:

GERMAN AMERICAN CAPITAL CORPORATION, AS BUYER

                    and

CRIIMI MAE INC., AS SELLER



1.   APPLICABILITY

From time to time the parties hereto may enter into transactions in which CRIIMI MAE Inc. ("SELLER"), agrees to transfer to German American Capital Corporation ("BUYER") securities or financial instruments ("SECURITIES") against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain until April 1, 1996 or on demand, as specified in the Confirmation, against the transfer of funds by Seller, PROVIDED, HOWEVER, that Buyer may, in its sole discretion, elect to terminate this Agreement and all outstanding Transactions hereunder on April 2, 1995, PROVIDED FURTHER, HOWEVER, that if Buyer so elects, it shall, following such termination, enter into a Committed Master Repurchase Agreement for a period of 364 days following the date of such termination. Each such transaction shall be referred to herein as a "TRANSACTION" and shall be governed by this Agreement and the related Confirmation, unless otherwise agreed in writing.


2.   DEFINITIONS

"ACT OF INSOLVENCY" means, with respect to any party, (i) and its Affiliates, the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief;
(ii) seeking the appointment of a receiver, trustee, custodian or


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similar official for such party or an Affiliate or any substantial part of the property of either, (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors, (v) the admission by such party or an Affiliate of such party's or such Affiliate's inability to pay its debts or discharge its obligations as they become due or mature; or (vi) any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

"ADDITIONAL COLLATERAL" means Securities or cash provided by Seller to Buyer or its designee pursuant to Section 4(a).

"AFFILIATE" means an affiliate of a party as such term is defined in the United States Bankruptcy Code in effect from time to time.

"AGREEMENT" means this Committed Master Repurchase, as amended from time to time.

"AVERAGE MARKET VALUE" means the sum of the aggregate Market Value for all Purchased Securities (excluding any cash transferred by Seller to Buyer pursuant to Section 4(a)) divided by the number of Purchased Securities.

"BUSINESS DAY" means a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of Maryland are authorized or obligated by law or executive order to be closed.

"BUYER" has the meaning specified in Section 1.

"COLLATERAL" has the meaning specified in Section 6.

"COLLATERAL AMOUNT" means, with respect to any Transaction, the amount obtained by application of the Collateral Amount Percentage to the Repurchase Price for such Transaction.

"COLLATERAL AMOUNT PERCENTAGE" means the amount set forth in the Confirmation.

"COLLATERAL DEFICIT" has the meaning specified in Section 4(a).

"COLLATERAL EXCESS" has the meaning specified in Section 4(b).



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"COMMITMENT LETTER" means that certain commitment letter, dated as of January
19, 1995, from Buyer to Seller.

"CONFIRMATION" has the meaning specified in Section 3(c).

"CUSTODIAL AGREEMENT" means that certain custodial agreement, dated as of January 23, 1995, by and between, Buyer and The Bank of New York.

"CUSTODIAN" means The Bank of New York, as custodian under the Custodial Agreement, or its successor in interest or assigns.

"EVENT OF DEFAULT" has the meaning specified in Section 13.

"FACILITY AMOUNT" means $300,000,000 (three hundred million dollars) or such amount as agreed by Buyer and Seller.

"FHA REPURCHASE AGREEMENT" means that certain Committed Master Repurchase Agreement Governing Purchases and Sales of Participation Certificates, dated as of January 23, 1995, by and among GACC and Seller.

"GAAP" means Generally Accepted Accounting Principles.

"GACC" means German American Capital Corporation.

"GNMA" means the Government National Mortgage Association.

"INCOME" means, with respect to any Securities at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

"LATE PAYMENT FEE" has the meaning specified in Section 5(b).

"MARKET VALUE" means as of any date with respect to any Purchased Securities, the price at which such Purchased Securities could readily be sold as determined in good faith by Buyer PROVIDED, HOWEVER, that in making such determination, Buyer shall not take into account any Purchased Securities with respect to which there is a breach of a representation, warranty or covenant made by Seller in this Agreement that materially adversely affects Buyer's interest in such Purchased Security and which breach has not been cured PROVIDED FURTHER, HOWEVER, that if Seller timely notifies Buyer in writing that it reasonably believes that the price determined in good faith by Buyer does not adequately reflect the price at which a Purchased Security could readily be sold, the "Market Value" of such Purchased Security shall be the average of the price determined by Buyer and two (2) written bids obtained by Seller, and timely delivered to Buyer, from two (2) of the secondary market participants set forth in Exhibit III attached hereto or any New York based affiliate of such participants, provided that Seller shall first contact Bear, Stearns & Co. and CS First Boston Corporation.


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"MINIMUM GNMA REPURCHASE AGREEMENT AMOUNT" means an amount not (i) less than thirty-four percent (34%) for the first 90 days after the date hereof and (ii) less than forty percent (40%) thereafter of the then aggregate outstanding purchase price under this Agreement and the FHA Repurchase Agreement, PROVIDED FURTHER, HOWEVER, that the "Minimum GNMA Repurchase Agreement Amount" may be reduced or increased upon the request of Seller and with the consent of Buyer, in its sole discretion.

"MINIMUM BALANCE" means the amount set forth in the Commitment Letter.

"PARTICIPATION CERTIFICATE" means a certificate evidencing that Seller is the registered owner of a (i) 100% undivided participating beneficial interest or
(ii) certificate which is one of only two certificates which in the aggregate represent a 100% beneficial interest and the other certificate is owned by the originator of such interest, in each case in FHA-insured project mortgage loans pooled by the originator of such certificate.

"PAYMENT DATE" has the meaning specified in Section 5(b).

"PERIODIC PAYMENT" has the meaning specified in Section 5(b).

"PRICE DIFFERENTIAL" means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer pursuant to Section 5(b) with respect to such Transaction).

"PRICING RATE" means the per annum percentage rate specified in the Confirmation for determination of the Price Differential.

"PRIME RATE" means the rate of interest published by THE WALL STREET JOURNAL, northeast edition, as the "prime rate".

"PURCHASE DATE" means the date on which Purchased Securities are transferred by Seller to the Buyer as specified in the Confirmation.

"PURCHASE PRICE" means (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to the Buyer, and (ii) thereafter, such price decreased by the amount of any cash transferred by Seller to Buyer pursuant to Section 5, excluding any Late Payment Fees.

"PURCHASED SECURITIES" means the Securities sold by Seller to Buyer in a Transaction, any Additional Collateral and any Substituted Securities.

"REPLACEMENT SECURITIES" has the meaning specified in Section 14(b)(ii).


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"REPURCHASE DATE" means the date on which Seller is to repurchase the Purchased
Securities from Buyer, as specified in the Confirmation, unless (i) the Transaction is terminable on demand, in which case "Repurchase Date" shall be the date on which such Transaction is terminated or (ii) the Seller notifies the Buyer of its intent to repurchase on a Reset Date and satisfies the requirements set forth in Section 3(f) hereof, in which case "Repurchase Date" shall be the Reset Date set forth in such notice.

"REPURCHASE PRICE" means the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

"RESET DATE" means the GNMA Reset Date set forth in the Commitment Letter as determined by the selected Pricing Rate.

"SELLER" has the meaning specified in Section 1.

"SERVICER" means any servicer of the Underlying Mortgage Loans.

"SUBSTITUTED SECURITIES" means any Securities substituted for Purchased Securities in accordance with Section 9(a) hereof.

"TRANSACTION" has the meaning specified in Section 1.

"UNDERLYING MORTGAGE LOANS" means GNMA-insured mortgage loans represented by and underlying each Purchased Security.


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3.   INITIATION; CONFIRMATION; TERMINATION

(a) Simultaneous with the execution and delivery of this Agreement by Seller, Seller shall deliver to Buyer an opinion of counsel that this Agreement is a legal, valid and binding agreement, enforceable in accordance with its terms, subject to bankruptcy and insolvency, and that the Agreement does not and will not impact or adversely affect Seller's status as a "real estate investment trust."

(b) It is the intent of Buyer and Seller that this Agreement be a committed facility, and that, subject to the terms and conditions of this Agreement, Buyer shall be obligated to purchase Securities upon Seller's advice of such Transaction as described in Section 3(c), PROVIDED, HOWEVER, that unless and until notified by Buyer in writing the aggregate Purchase Price of all Purchased Securities for all Transactions not then terminated shall not be less than the Minimum GNMA Repurchase Agreement Amount but shall not exceed the Facility Amount.

(c) Seller shall advise Buyer of each Transaction at least two (2) Business Days before the Purchase Date for such Transaction. Upon receiving such notice, Buyer shall promptly deliver to Seller a written confirmation in the form of
Exhibit I attached hereto (a "CONFIRMATION"). Such Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate applicable to the Transaction, and (v) any additional terms or conditions not inconsistent with this Agreement.

(d) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the Seller no more than two (2) Business Days after the date the Confirmation was received by the Seller or unless a corrected Confirmation is sent by Buyer. An objection sent by the Seller must state specifically that the writing is an objection, must specify the provision(s) being objected to by the Seller, must set forth such provision(s) in the manner that the Seller believes they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was received by the Seller.

(e) In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller by telephone or otherwise, no later than 10:00 a.m. on the Business Day prior to the day on which such termination will be effective.

(f) Seller has the right in its sole discretion to repurchase Purchased Securities subject to a Transaction on a Reset Date prior to the Repurchase Date set forth on the applicable Confirmation, provided, Seller (i) must repurchase all of the Purchased Securities in connection with such Transaction and (ii) must notify Buyer in writing of such intent no later than five Business Days prior to the related Reset Date. Such notice shall set forth the Reset Date, the related Transaction and identify Purchased Securities to be repurchased on such Reset Date.


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(g)  On the Repurchase Date, termination of the Transaction will be effected by transfer to Seller or its designee of the Purchased Securities (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5(a)) against the simultaneous transfer of the Repurchase Price to an account of Buyer.


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4.   COLLATERAL AMOUNT MAINTENANCE

(a) If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions is less than the aggregate Collateral Amount for all such Transactions (a "COLLATERAL DEFICIT"), then Buyer may, by written notice to Seller, require Seller to transfer to Buyer or its designee additional Securities reasonably acceptable to Buyer and/or cash ("ADDITIONAL COLLATERAL"), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Collateral, will thereupon equal or exceed the aggregate Collateral Amount.

(b) If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions exceeds the aggregate Collateral Amount for all such Transactions (a "COLLATERAL EXCESS"), then Seller may, by written notice to Buyer, require Buyer in such Transactions to transfer to Seller or its designee Purchased Securities and/or cash so that the cash and aggregate Market Value of the Purchased Securities, after deduction of any such Securities and/or cash so transferred, will thereupon not exceed the aggregate Collateral Amount.

(c) Notice required pursuant to subsections (a) or (b) above may be given by any means of telecopier or telegraphic transmission. A notice for the payment or delivery in respect of a Collateral Deficit or Collateral Excess, as the case may be, received before 1:00 p.m. on a Business Day, local time of the party receiving the notice, must be met not later than 5:00 p.m. (New York time) on the Business Day following the date on which notice was given. Any notice given on a Business Date after 1:00 p.m., local time of the party receiving the notice, shall be met not later than 5:00 p.m., (New York time) on the second Business Day following the date on which notice was given. The failure of Buyer or Seller, on any one or more occasions, to exercise its rights under subsections (a) or (b) of this Section, respectively, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of the Buyer or Seller to do so at a later date. Buyer and Seller agree that a failure or delay to exercise its rights under subsections (a) or (b) of this Section shall not limit either party's rights under this Agreement or otherwise existing by law or in any way create additional rights for the other party.

5.   INCOME PAYMENTS

(a) Where a particular Transaction's term extends over an Income payment date on the Purchased Securities subject to that Transaction such Income shall be the property of Buyer. Notwithstanding the foregoing, Buyer agrees that the Seller shall continue to receive Income unless and until an Event of Default by the Seller occurs, in which case Buyer may at its election direct the recipient of Income to hold such Income in a segregated account for and on behalf of Buyer and/or remit such Income directly to Buyer.


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(b)  Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Securities, Seller shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer)("PERIODIC PAYMENT") on the first Business Day of each calendar quarter (each, a "PAYMENT DATE"). If Seller fails to make the Periodic Payment by 5:00 p.m. (New York time) on the Business Day following the Payment Date, Seller shall be obligated to pay to Buyer (in addition to, and together with, the Periodic Payment) a late payment fee of $100 per day (the "LATE PAYMENT FEE") until the Periodic Payment is received by Buyer.

(c) Buyer shall offset against the Repurchase Price of each such Transaction all Income and payments actually received by Buyer pursuant to Sections 5(a) and
(b), respectively, excluding any Late Payment Fees paid pursuant to Section
5(b).


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6.   SECURITY INTEREST

Buyer and Seller intend that the Transactions hereunder be sales to the Buyer of the Purchased Securities and not loans from the Buyer to the Seller secured by the Purchased Securities. However, in order to preserve the Buyer's rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller's obligations to Buyer under this Agreement and the Transactions entered into pursuant to this Agreement, Seller grants to Buyer a first priority security interest in all of the Purchased Securities with respect to all Transactions hereunder and all proceeds thereof, all securities, notes, mortgages, monies or other property of Seller, and all distributions thereon and proceeds thereof, whenever the same is held or carried by or for Buyer or its Affiliates, or any of its agents, including property held or carried in accounts maintained by GACC or its Affiliates at financial intermediaries (collectively, the "COLLATERAL"). In addition, in the event any court, forum or regulatory authority having jurisdiction over Seller were to determine that the Underlying Mortgage Loans (or any beneficial interest therein or payment or payments thereunder) are the property of Seller, Seller shall be deemed to have pledged to Buyer as security for the performance of Seller of its obligations under each such Transaction, and shall be deemed to have granted Buyer a first priority security interest in, such mortgage loans and all related servicing agreements, servicing records, insurance, income, custodial accounts, escrow accounts, and any other contract rights, general intangibles and other assets relating to such mortgage loans.

7.   PAYMENT, TRANSFER AND CUSTODY

(a) Unless otherwise mutually agreed in writing, all transfers of funds hereunder shall be in immediately available funds.

(b) Subject to Section 7(c), on the Purchase Date for each Transaction, ownership of the Purchased Securities shall be transferred to the Buyer against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation. Seller, simultaneously with the delivery to the Buyer of the Purchased Securities relating to each Transaction hereby sells, transfers, conveys and assigns to Buyer without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Securities together with all right, title and interest in and to the proceeds of any related insurance policies.

(c) Notwithstanding anything to the contrary in this Agreement, Buyer shall have no obligation to purchase any Securities on any Purchase Date if, after such purchase:

     (i) an Event of Default by the Seller will have occurred and be continuing, or an Event of Default by the Seller would occur with notice or the passing of time;


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     (ii) the Repurchase Date for such Transaction would be later than April 1,
     1996; or

     (iii) the aggregate Purchase Price of all Purchased Securities for all Transactions not then terminated would exceed the Facility Amount.

(d) All Securities transferred from Seller to Buyer (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonable request, (ii) shall be transferred on the book-entry system of a Federal Reserve bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer. As used herein with respect to Securities, "transfer" is intended to have the same meaning as when used in Section 8-313 of the New York Uniform Commercial Code or, where applicable, in any federal regulation governing transfers of Securities. With respect to any transfer pursuant to Section 7(d)(i), physical documents shall be delivered and released to the Custodian.

(e) Any cash held by Buyer or its designee as Additional Collateral shall be deposited in an interest bearing account. The interest on such cash shall accrue for the benefit of Seller and shall be held by Buyer or its designee as Additional Collateral.

(f) Buyer and Seller agree that at no time shall the Average Market Value (as determined by the current face amount of the Purchased Securities, but in other respects complying with the definition of Average Market Value and Market Value, as used herein) be less than $3,000,000. If for any reason the Average Market Value is less than $3,000,000, the Pricing Rate for each outstanding Transaction shall be increased by five (5) basis points for the period during which the Average Market Value is less than $3,000,000.

8.   HYPOTHECATION OR PLEDGE OF PURCHASED SECURITIES

Title to all Purchased Securities shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Securities. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise pledging, repledging, hypothecating, or rehypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Securities to Seller pursuant to Section
3. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Securities delivered to Buyer by Seller.



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9.   SUBSTITUTION

(a) Subject to Section 9(b), Seller may, upon fifteen (15) Business Days written notice to Buyer, substitute other Securities for any Purchased Securities, PROVIDED, HOWEVER, that the fifteen (15) Business Days written notice requirement shall not apply to any substitution made (i) with respect to any Purchased Security for which Seller receives written notice from Servicer that the Underlying Mortgage Loan is in default or will be prepaid, or (ii) for the purpose of satisfying a Collateral Deficit pursuant to Section 4(a). Such substitution shall be made by (i) the transfer to the Custodian of such substituted Securities, and (ii) the transfer to Seller or its designee of the Purchased Securities requested for release. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b) Notwithstanding anything to the contrary in this Agreement, Seller may not substitute other Securities for any Purchased Securities if (i) Buyer does not consent to such substitution, which consent shall not be unreasonably withheld,
(ii) after taking into account such substitution, a Collateral Deficit were to occur, and (iii) such substitution would impact or adversely affect Seller's status as a "real estate investment trust." Upon Buyer's reasonable request, Seller shall deliver to Buyer an opinion of Arent, Fox, Kintner, Plotkin & Kahn or other nationally recognized tax counsel that such substitution will not impact or adversely affect Seller's status as a "real estate investment trust."

10.  REPRESENTATIONS

(a) Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) it will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal); (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal); (iv) no approval, consent or authorization of the Transactions contemplated by this Agreement from any federal, state, or local regulatory authority having jurisdiction over it is required or, if required, such approval, consent or authorization has been or will, prior to the Purchase Date, be obtained; (v) the execution, delivery, and performance of this Agreement and the Transactions hereunder will not violate any law, regulation, order, judgment, decree, ordinance, charter, by-law, or rule applicable to it or its property or constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under or result in a breach of any agreement or other instrument by which it is bound or by which any of its assets are affected; (vi) it has received approval and authorization to enter into this Agreement and each and every Transaction actually entered into hereunder pursuant to its internal policies and procedures; and (vii) neither this Agreement nor any Transaction pursuant hereto are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.


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(b)  The Seller represents and warrants to the Buyer that as of the Purchase
Date for the purchase of any Purchased Securities by the Buyer from the Seller and as of the date of this Agreement and any Transaction hereunder and at all times while this Agreement and any Transaction thereunder is in full force and effect:

(i)  ORGANIZATION.  The Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller's organization and is duly licensed, qualified, and in good standing in every state where Seller transacts business.

(ii) NO LITIGATION. There is no action, suit, proceeding, investigation, or arbitration pending or threatened against the Seller, which may result in any material adverse change in the business, operations, financial condition, properties, or assets of the Seller, or which may have an adverse effect on the validity of this Agreement or the Purchased Securities or any action taken or to be taken in connection with the obligations of the Seller contemplated herein.

(iii)    NO BROKER. The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Securities pursuant to this Agreement.

(iv)     GOOD TITLE TO COLLATERAL.   Purchased Securities shall be free and
                    clear of any lien, encumbrance or impediment to transfer, and the Seller represents and warrants the foregoing to the Buyer and represents and warrants that it has good, valid and marketable title or right to sell and transfer such Purchased Securities to the Buyer.

(v)     UNENCUMBERED ASSETS.     Seller shall maintain cash, cash equivalents
                    (including lines of credit in an amount up to $15,000,000) and other assets (including the unencumbered common stock of CRI Liquidating REIT, Inc. owned and held by Seller but excluding any hedge contracts owned by Seller) deemed satisfactory in the sole judgment by Buyer (the loan value of which shall be determined in the sole judgment of Buyer) equal to at least $5,000,000.

(vi)     SELECTION PROCESS.      The Purchased Securities were selected from
                    among the outstanding Securities in the Seller's portfolio as to which the representations and warranties set forth in this


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                    Agreement could be made and such selection was not made in a manner so as to affect adversely the interests of the Buyer.

(c) On the Purchase Date for any Transaction, Buyer and Seller shall each be deemed to have made all the foregoing representations, as applicable, with respect to itself as of such Purchase Date.


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11.  NEGATIVE COVENANTS OF THE SELLER

     On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, the Seller covenants that it will not:

     (a) take any action which would directly or indirectly impair or adversely affect the Buyer's title to or the value of the Purchased Securities; or
     (b) pledge, assign, convey, grant, bargain, sell, set over, deliver or otherwise transfer any interest in the Purchased Securities to any person not a party to this Agreement nor will the Seller create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Securities except as described in Section 6 of this Agreement.

12.  AFFIRMATIVE COVENANTS OF THE SELLER

     (a) Seller covenants that it will promptly notify Buyer of any material adverse change in its business operations and/or financial condition, PROVIDED, HOWEVER, that nothing in this Section 12 shall relieve Seller of its obligations pursuant to Section 10(b)(v) or pursuant to any other Section of this Agreement.

     (b) Seller shall provide Buyer with copies of such documentation as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10, including but not limited to resolutions evidencing the approval of this Agreement by Seller's board of directors or loan committee, and copies of the minutes of the meetings of Seller's board of directors or loan committee at which this Agreement and the Transactions contemplated by this Agreement were approved.

     (c) Seller shall, at Buyer's request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Securities.

     (d) Seller covenants that it will not create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Collateral without the prior express written consent of Buyer.

     (e) Seller shall notify Buyer as soon as possible, but in no event later than three (3) Business Days after obtaining actual knowledge thereof, if any event has occurred that constitutes an Event of Default with respect to Seller or any event that with the giving of notice or lapse of time, or both, would become an Event of Default with respect to Seller.

13.  EVENTS OF DEFAULT

     (a) If any of the following events (each, an "EVENT OF DEFAULT") occur, the Seller and Buyer shall have the rights set forth in Section 14, as applicable.

(i) Seller or Buyer fails to satisfy or perform any material obligation or covenant under this Agreement, other than the covenant set forth in
          Section 12(b);

(ii) Seller fails to satisfy or perform the covenant set forth in Section 12(b) within thirty (30) days after Buyer gives Seller written notice of such failure;

(iii) any representation made by Seller or Buyer, other than the representation set forth in Section 10(b)(v), shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

(iv) Seller fails to cure any breach of the representation set forth in Section 10(b)(v) within five (5) days after Buyer gives Seller written notice of such breach.

(v)  an Act of Insolvency occurs with respect to Buyer or Seller;

(vi) Buyer or Seller shall admit its inability to, or its intention not to,
          perform any of its obligations hereunder; (vii)   any governmental,
          regulatory, or self-regulatory authority takes any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of the Seller or any of its Affiliates, including suspension as an issuer or lender of mortgage loans, which suspension has a material adverse effect on the ordinary business operations of Seller or Seller's Affiliate, and which continues for more than 24 hours;

(viii) Seller dissolves, merges or consolidates with another entity unless it is the surviving party, or sells, transfers, or otherwise disposes of a material portion of its business or assets, PROVIDED, HOWEVER, that a merger shall not constitute an Event of Default if Seller obtains the prior written consent of the Buyer; Buyer dissolves, merges or consolidates with another entity unless it is the surviving party, or sells, transfers, or otherwise disposes of a material portion of its business or assets, PROVIDED, HOWEVER, that such action shall not constitute an Event of Default if any surviving entity legally bound hereunder has the ability to perform the obligations set forth in this Agreement;

(ix) Buyer, in its good faith judgment, has reasonable cause to believe that (A) there has been a material adverse change in the business, operations, corporate structure or financial condition or prospects of the Seller;
          (B) Seller will not meet any of its obligations under any Transaction pursuant to this Agreement, or any other agreement between the parties; or (C) a material adverse change in the financial or legal condition of Seller may occur due to the pendency or threatened pendency of a material legal action against Seller or any of its Affiliates, and Seller fails to provide Buyer with adequate assurances (including without limitation performance guarantees), within 24 hours of a written request therefor, of its ability to perform its obligations hereunder or under any other agreement between the parties;

(x) Except with respect to Seller's obligation under Section 5(b), Seller or any of its Affiliates shall fail to pay when due (including any grace period provided under the applicable documents) any amount in respect of indebtedness for money borrowed or for the deferred purchase price of property created, issued, guaranteed, incurred or assumed by any of them, or any other event shall occur or any condition shall exist in respect of any such indebtedness the effect of which is to cause (or permit any holder thereof or a trustee to cause) such indebtedness to become due prior to its stated maturity;

(xi) Seller shall fail to pay within five (5) Business Days of each Payment Date any and all amounts payable pursuant to Section 5(b);

(xii) Seller or any of its Affiliates shall default or fail to perform under any agreement or transaction between Buyer or any of its Affiliates, or Seller or any of its Affiliates, or Seller or any of its Affiliates shall breach any covenant or condition in any agreement or transaction between Buyer or any of its Affiliates and Seller or any of its Affiliates, PROVIDED, HOWEVER, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or any of its Affiliates cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xiii) Seller fails to provide quarterly unaudited and annual audited financial statements within 50 and 95 days, respectively, after the date on which such period ends, or fails to deliver in a timely manner such financial or other information as Buyer may from time to time reasonably request;

(xiv) Subject to Section 13(a)(xv), Seller's ratio of consolidated total liabilities (excluding payables in the normal course of business) to consolidated shareholders' equity (both computed in accordance with GAAP) exceeds three to one (3 to 1);

(xv) Seller pledges, directly or indirectly, hypothecates or encumbers any of its assets or engages in repurchase transactions or similar transactions with any of its assets (excluding (i) assets already pledged under existing facilities, (ii) any assets required to be pledged for purposes of collateral maintenance under such facilities and (iii) subordinated debt securities subject to master repurchase agreements with financial institutions, provided that the aggregate indebtedness pursuant to such repurchase agreements shall not exceed $50,000,000 and provided that the pledge of any other assets of Seller pursuant to such repurchase agreements shall not cause an Event of Default hereunder) before notification to and written approval by Buyer, which approval shall not be unreasonably withheld;

(xvi) Seller fails to maintain consolidated shareholders equity (computed in accordance with GAAP) of at least $125,000,000 (one hundred and twenty five million dollars);

(xvii) Seller incurs three (3) consecutive quarters of consolidated net losses on either a GAAP or tax basis;

(xviii) Seller fails to maintain interest rate hedges, reasonably acceptable to Buyer, on at least 75% of its floating rate liabilities;

(xix) Seller fails to promptly certify at Buyer's request that no Event of Default has occurred or is continuing at the time of the certification, PROVIDED, HOWEVER, that such certification shall be made in any event by Seller no later than fifty days following the end of each calendar quarter for the first three calendar quarters of the year and no later than ninety-five days following the end of the last calendar quarter of the year;

(xx) A final judgment by any competent court in the United States of America for the payment of money in an amount of at least

          $100,000 is rendered against the Seller, and the same remains undischarged or unpaid for a period of sixty (60) days during which execution of such judgment is not effectively stayed;

(xxi) This Agreement shall for any reason cease to create a valid first priority security interest in any of the Purchased Securities purported to be covered hereby;

(xxii) Seller fails to maintain the aggregate Purchase Price of all Purchased Securities for all Transactions not then terminated in an amount equal to or greater than the Minimum GNMA Repurchase Agreement Amount; or

(xxiii)  Seller fails to maintain the aggregate Purchase Price of all Purchased
          Securities and "Purchase Price" (as defined in the FHA Repurchase Agreement) of all Purchased PCs (as defined in the FHA Repurchase Agreement) for all Transactions not then terminated in an amount equal to or greater than the Minimum Balance.

     (b) In making a determination as to whether an Event of Default has occurred, the Buyer shall be entitled to rely on reports published or broadcast by media sources believed by the Buyer to be generally reliable and on information provided to it by any other sources believed by it to be generally reliable, provided that the Buyer reasonably and in good faith believes such information to be accurate and has taken such steps as may be reasonable in the circumstances to attempt to verify such information.

14.  REMEDIES

          (a) If an Event of Default occurs with respect to the Seller, the following rights and remedies are available to the Buyer:

(i) At the option of the Buyer, exercised by written notice to the Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall be deemed immediately to occur. Notwithstanding that the Repurchase Date shall be deemed immediately to have occurred upon the exercise or deemed exercise of such option by the Buyer, for purposes of determining the Repurchase Price, the Repurchase Date shall be the date specified in the Confirmation for such Transaction.

(ii) If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A) the Seller's obligations hereunder to repurchase all Purchased Securities in such Transactions shall thereupon become immediately due and payable,

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased,
          (x) the greater of the Prime Rate or the Pricing Rate for each such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased as of any day by (I) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection,
          (II) any proceeds from the sale of Purchased Securities applied to the Repurchase Price pursuant to subsection (a)(ix) of this Section, and
          (III) any amounts applied to the Repurchase Price pursuant to subsection (a)(iii) of this Section), and

(C) all Income and payments actually received by the Buyer pursuant to Sections 5(a) and (b), excluding any Late Payment Fees paid pursuant to Section 5(b), shall be applied to the aggregate unpaid Repurchase Price owed by the Seller.

(iii)    After one Business Day's notice to the Seller with respect to an Event of Default relating to a failure by Seller to make a required payment pursuant to this Agreement, or after three Business Day's notice to Seller in connection with any other Event of Default (which notice need not be given if an Act of Insolvency shall have occurred, and which may be the notice given under subsection
               (a)(i) of this Section), the Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as the Buyer may reasonably deem satisfactory any or all Purchased Securities subject to a Transaction hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the Seller credit for such Purchased Securities in an amount equal to the Market Value of the Purchased Securities against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder. The proceeds of any disposition of Purchased Securities shall be applied first to the costs and expenses incurred by the Buyer in connection with the Seller's default; second to consequential damages, including but not limited to costs of cover and/or related hedging transactions, PROVIDED, HOWEVER, that Buyer shall act in good faith and in a timely manner to mitigate damages to the extent practicable; third to the Repurchase Price; and fourth to any other outstanding obligation of the Seller to the Buyer or its Affiliates.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Securities on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Securities may not be liquid. In view of the nature of the Purchased Securities, the parties agree that liquidation of a Transaction or the underlying Purchased Securities does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased PC and nothing contained herein shall
               (A) obligate Buyer to liquidate any Purchased PC on the occurrence of an Event of Default or to liquidate all Purchased Securities in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer. However, in recognition of the parties' agreement that the Transactions hereunder have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual relationship and that each Transaction has been entered into in consideration of the other Transactions, the parties further agree that Buyer shall use its best efforts to liquidate all Transactions hereunder upon the occurrence of an Event of Default as quickly as is prudently possible in the reasonable judgment of Buyer.

(v)  Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable legal or other expenses incurred by Buyer in connection with or as a consequence of an Event of Default, and
               (B) consequential damages including, without limitation, all costs incurred in connection with hedging or covering transactions, PROVIDED, HOWEVER, that Buyer shall act in good faith and in a timely manner to mitigate damages to the extent practicable.

(vi) Buyer shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller.

(vii)   Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a)(i) and (iii) of this Section, at any time thereafter without notice to Seller.
            All rights and remedies arising under this Agreement as amended from time-to-time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)   In addition to its rights hereunder, Buyer shall have the right to proceed against any assets of Seller which may be in the possession of Buyer or its designee, including the right to liquidate such assets and to set off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Securities, any Collateral or its proceeds, and all other sums or obligations owed by Seller to Buyer against all of Seller's obligations to Buyer, whether under this

               Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer's right to recover any deficiency. Any cash, proceeds, or property in excess of any amounts due, or which Buyer reasonably believes may become due, to it from Seller shall be returned to Seller after satisfaction of all obligations of Seller to Buyer.

(ix) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Collateral, or from any other election of remedies, except that Seller does not waive any defense it might have that the Collateral was not sold in a commercially reasonable manner. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

     (b) If an Event of Default occurs with respect to Buyer, the following rights and remedies are available to the Seller:

(i)  Upon tender by the Seller of payment of the aggregate Repurchase Price for all such Transactions, the Buyer's right, title and interest in all Purchased Securities subject to such Transactions shall be deemed transferred to the Seller, and the Buyer shall deliver all such Purchased Securities to the Seller or its designee at Buyer's expense.

(ii) If the Seller exercises the option referred to in subsection (b)(i) of this
               Section and the Buyer fails to deliver the Purchased Securities to the Seller or its designee, after one Business Day's notice to the Buyer, the Seller may (A) purchase securities ("REPLACEMENT SECURITIES") of the same class and amount as any Purchased Securities that are not delivered by the Buyer to the Seller or its designee as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at a price therefor on such date, equal to the Market Value of the Purchased Securities.

(iii)   The Buyer shall be liable to the Seller (A) with respect to Purchased
               Securities (other than Additional Collateral), for any excess of the price paid (or deemed paid) by the Seller for Replacement Securities therefor over the Repurchase Price for such Purchased
             Securities and (B) with respect to Additional Collateral, for the price paid (or deemed paid) by the Seller for the Replacement Securities therefor. In addition, the Buyer shall be liable to the Seller for interest on such remaining liability with respect to each such purchase (or deemed purchase) of Replacement Securities from the date of such purchase (or deemed purchase) until paid in full by Buyer. Such interest shall be at the greater of the Pricing Rate or the Prime Rate.

15.  RECORDING OF COMMUNICATIONS

     Buyer and Seller shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions, provided, however, such right to record communications shall be limited to communications of employees taking place on the trading floor of Buyer and/or Seller. Buyer and Seller consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties' agreement.

16.  SINGLE AGREEMENT

     Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted.

17.  NOTICES AND OTHER COMMUNICATIONS

     (a) Unless another address is specified in writing by the respective party to whom any written notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in the Confirmation, except as provided in Section 4(c). All demands, notices and communications hereunder shall be deemed to have been duly given if mailed, by overnight courier, registered or certified mail, return receipt requested, or, if by other means, when received by the other party. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addresses (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

     (b) Buyer shall be authorized to accept orders and take any other action affecting any accounts of the Seller in response to instructions given in writing or orally by telephone or otherwise by any person set forth in
     Exhibit II hereto, and the Seller shall indemnify Buyer, defend, and hold Buyer harmless from and against any and all liabilities, losses, damages, costs, and expenses of any nature arising out of or in connection with any action taken by Buyer in response to such instructions received or reasonably believed to have been received from the Seller. From time to time, Seller may, by delivering to Buyer a revised exhibit, change the information previously given pursuant to this Section, but the Buyer shall be entitled to rely conclusively on the current exhibit until receipt of the superseding exhibit.

18.  ENTIRE AGREEMENT; SEVERABILITY

     This Agreement together with the Commitment Letter and the applicable Confirmation constitutes the entire understanding between Buyer and Seller with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Securities. By acceptance of this Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.  NON-ASSIGNABILITY

     The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, PROVIDED, HOWEVER, that Buyer may assign its rights and obligations under this Agreement and/or under any Transaction to an Affiliate that is subject to Deutsche Bank AG's "declaration of backing", without the prior written consent of the other party. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any person, other than the parties to this Agreement and their successors hereunder, any benefit or any legal or equitable right, power, remedy or claim under this Agreement.

20.  GOVERNING LAW

     THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

21.  CONSENT TO JURISDICTION AND ARBITRATION

     The parties irrevocably agree to submit to the personal jurisdiction of the United States District Court for the Southern District of New York, the parties irrevocably waiving any objection thereto. If, for any reason, federal jurisdiction is not available, and only if federal jurisdiction is not available, the parties irrevocably agree to submit to the personal jurisdiction of the Supreme Court of the State of New York, the parties irrevocably waiving any objection thereto. Notwithstanding the foregoing two sentences, at either party's sole option exercisable at any time not later than thirty (30) days after an action or proceeding has been commenced, the parties agree that the matter may be submitted to binding arbitration in accordance with the commercial rules of the American Arbitration Association then in effect in the State of New York and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof within the City, County and State of New York, PROVIDED, HOWEVER, that the arbitrator shall not amend, supplement, or reform in any regard this Agreement or the terms of any Confirmation, the rights or obligations of any party hereunder or thereunder, or the enforceability of any of the terms hereof or thereof. Any arbitration shall be conducted before a single arbitrator who shall be reasonably familiar with repurchase transactions and the secondary mortgage market in the City, County, and State of New York.

22.  NO WAIVERS, ETC.

     No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Any such waiver or modification shall be effective only in the specific instance and for the specific purpose for which it was given.

23.  INTENT

     The parties understand and intend that this Agreement and each Transaction hereunder constitute a "repurchase agreement" as that term is defined in
     Section 101 of Title 11 of the United States Code, as amended.

24.  DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

     The parties acknowledge that they have been advised that in the case of Transactions in which one of the parties is an "insured depository institution" as that term is defined in Section 1831(a) of Title 12 of the United States Code, as amended, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

25.  NETTING

     If Buyer and Seller are "financial institutions" as now or hereinafter defined in Section 4402 of Title 12 of the United States Code ("SECTION 4402") and any rules or regulations promulgated thereunder:

     (a) All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be "payment obligations" and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be "payment entitlements" within the meaning of Section 4402, and this Agreement shall be deemed to be a "netting contract" as defined in Section 4402.

     (b) The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the "DEFAULTING PARTY") shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the "NONDEFAULTING PARTY") shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

26.  MISCELLANEOUS

     (a) Time is of the essence under this agreement and all Transactions and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in this Agreement.

     (b) If there is any conflict between the terms of a Confirmation or a corrected Confirmation issued by the Buyer and this Agreement, the Confirmation shall prevail.

     (c) This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

     (d) The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.
                    [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.


                                   BUYER


                                   GERMAN AMERICAN CAPITAL CORPORATION



                                   By:  /s/ Charlene S. Chai
                                      -----------------------------------------
                                      Name:   Charlene S. Chai
                                      Title:     Vice President



                                   By:  /s/ John H. Cutting, III
                                      -----------------------------------------
                                      Name:  John H. Cutting, III
                                      Title:   Director



                                   SELLER


                                   CRIIMI MAE INC.



                                   By:    /s/ Jay R. Cohen
                                      -----------------------------------------
                                      Name: Jay R. Cohen
                                      Title: Executive Vice President

                                    EXHIBITS


EXHIBIT I                               Confirmation


EXHIBIT II                              Approved Secondary Market Participants


EXHIBIT III                             Authorized Representatives of
                                        Seller

                                                                       EXHIBIT I

                          [Form of Confirmation Letter]

                                     (date)


CRIIMI MAE Inc.
Attention:     Jay Cohen, Executive Vice President
               11200 Rockville Pike
               Rockville, MD  20852


     Confirmation No.:_____________________


Ladies/Gentlemen:

This letter confirms our oral agreement to purchase from you the Securities listed in Appendix I hereto, pursuant to the Committed Master Repurchase Agreement between us, dated as of January 23, 1995, (the "Agreement"), as follows:

          Purchase Date:

          Securities to be Purchased:        See Appendix I hereto.
                                          [Appendix I to Confirmation Letter
                                          will list the Securities]

          Aggregate Principal Amount of Securities:

          Purchase Price:

          Pricing Rate:

          Repurchase Date:

          Repurchase Price:

          Collateral Amount Percentage:

          Names and addresses for communications:

                         Buyer:         Administrator, Joyce Landry
                                German American Capital Corporation
                                31 West 52nd Street
                                New York, New York 10019





                         with legal matters to:

                                        Robert O. Link, Jr., Esquire
                                Cadwalader, Wickersham & Taft
                                100 Maiden Lane
                                New York, New York  10038


                         Seller:               Jay Cohen
                                 Executive Vice President
                                 CRIIMI MAE Inc.
                                 11200 Rockville Pike
                                 Rockville, MD  20852


     Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.


                                             GERMAN AMERICAN
                                               CAPITAL CORPORATION
                                             By:
                                                Name:
                                                     Title:


Agreed and Acknowledged:


CRIIMI MAE INC.

By:
Name:
Title:

                                                                      EXHIBIT II
                     APPROVED SECONDARY MARKET PARTICIPANTS



Bear, Stearns & Co.

CS First Boston Corporation

Goldman, Sachs & Co.

Lehman Brothers

Salomon Brothers Inc.

Smith Barney Shearson

Werthiem, Schroeder

                                                                     EXHIBIT III

                      Authorized Representatives of Seller



     Name                          Specimen Signature

     William B. Dockser
                                    ----------------------------------------


     H. William Willoughby
                                    ----------------------------------------

     Jay R. Cohen
                                    ----------------------------------------

     Nancy E. Currier
                                    ----------------------------------------

     Peter M. Smith
                                    ----------------------------------------

     Jamie I. Sapp
                                    ----------------------------------------

     Cynthia O. Azzara
                                    ----------------------------------------

     Deborah A. Linn
                                    ----------------------------------------

     Frederick Burchill
                                    ----------------------------------------